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Prospectus Supplement
January 7, 2003
(To Prospectus dated January 7, 2003)

$1,500,000,000

John Deere Capital Corporation

$850,000,000 3.90% Global Notes due January 15, 2008
$650,000,000 5.10% Global Debentures due January 15, 2013

Maturity

•
The Notes will mature on January 15, 2008 and the Debentures will mature on January 15, 2013.

Interest

•
Interest on the Notes and Debentures will be payable on January 15 and July 15 of each year, beginning July 15, 2003.
•
Interest will accrue from January 10, 2003.

Redemption

•
We cannot redeem the Notes or Debentures prior to maturity, unless certain events occur involving United States taxation.
•
There will be no sinking fund.

Delivery

•
The Notes and Debentures will be delivered to investors in book-entry-only form through the facilities of The Depository Trust Company, Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about January 10, 2003.

Listing

•
We are applying to have the Notes and Debentures listed and traded on the Luxembourg Stock Exchange in accordance with the rules thereof.

Ranking

•
The Notes and Debentures will be unsecured. The Notes and Debentures will rank equally with each other and with all of John Deere Capital Corporation's (parent company only) existing and future senior debt.

The Company

•
Our principal office is located at 1 East First Street, Reno, Nevada 89501. Our telephone number is (775) 786-5527.

Underwriters

•
The Underwriters listed below will purchase the Notes and Debentures from us on a firm commitment basis and offer them to investors, subject to certain conditions.

	Public Offering Price (1)	Underwriting Discount	Proceeds Before Expenses to JDCC(1)

Per Note	99.869%	0.35%	99.519%
Total	$848,886,500	$2,975,000	$845,911,500
Per Debenture	99.836%	0.45%	99.386%
Total	$648,934,000	$2,925,000	$646,009,000

(1)
Plus accrued interest from January 10, 2003, if settlement occurs after that date.

      Neither the Securities and Exchange Commission or any state securities commission nor the Luxembourg Stock Exchange has approved or disapproved of these Notes or Debentures or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Banc of America Securities LLC

Credit Suisse First Boston

Deutsche Bank Securities

BNP PARIBAS		JPMorgan
Merrill Lynch & Co.		Salomon Smith Barney
Banc One Capital Markets, Inc.	BNY Capital Markets, Inc.	RBC Capital Markets
UBS Warburg		Wachovia Securities
Banco Bilbao Vizcaya Argentaria		TD Securities
Tokyo-Mitsubishi International plc		U.S. Bancorp Piper Jaffray
Mellon Financial Markets, LLC		Mizuho International plc

        In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

        John Deere Capital Corporation ("we" or "JDCC"), a wholly owned subsidiary of Deere & Company ("Deere"), is offering to sell the Notes and Debentures only in places where offers and sales are permitted. Accordingly, this prospectus supplement with the accompanying prospectus is not an offer to sell the Notes or Debentures, and we are not soliciting an offer to buy the Notes or Debentures, in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make the particular offer or sale.

        You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date.

        This prospectus supplement and the accompanying prospectus include information provided in order to comply with the rules governing the listing of securities on the Luxembourg Stock Exchange. We are responsible for the accuracy and completeness of the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus. We confirm, after reasonable inquiry, that this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein and therein include all information regarding us and the terms of the Notes and Debentures that is material to investors in the Notes and Debentures, that this information is true and accurate in all material respects and is not misleading in any material respect and that, to the best of our knowledge and belief, we have not omitted any other fact that would make any statement included or incorporated by reference in this prospectus supplement or the accompanying prospectus misleading in any material respect.

        The Luxembourg Stock Exchange takes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this document or the accompanying prospectus.

        Offers and sales of the Notes or Debentures are subject to restrictions in relation to the United Kingdom, Germany, The Netherlands, Japan and Canada, details of which are set out in "Underwriting" and "Notice to Canadian Residents" below. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes or Debentures in certain other jurisdictions may also be restricted by law. If you possess this prospectus supplement and the accompanying prospectus, you should find out about and observe all of these restrictions.

INCORPORATION BY REFERENCE

        We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Some of our debt securities are listed on the New York Stock Exchange and information about us also is available at this location.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement and the accompanying prospectus. Later information that we file with the SEC will automatically update and supersede this information. As of the date of this prospectus supplement, we incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the Notes and Debentures has been completed.

  •
  Annual Report on Form 10-K for the year ended October 31, 2002.

  •
  Current Report on Form 8-K dated November 19, 2002.

        You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address:

  John Deere Capital Corporation
  1 East First Street, Suite 600
  Reno, Nevada 89501
  Attn: Manager
  (775) 786-5527

DIRECTORS AND PRINCIPAL EXECUTIVE OFFICERS OF JDCC

Robert W. Lane Director, Chairman and Chief Executive Officer	James R. Jabanoski Vice President and Treasurer
Samuel R. Allen Director	John J. Jenkins Director
Charles G. Dahl Vice President and Controller	Nathan J. Jones Director, Senior Vice President and Principal Financial Officer
James W. Eiler Director and Vice President	Pierre E. Leroy Director
David C. Everitt Director	H.J. Markley Director
Timothy V. Haight Vice President and Chief Counsel	Stephen Pullin Director and Senior Vice President
James R. Heseman Senior Vice President	Lawrence W. Sidwell Senior Vice President
James A. Israel Director and Senior Vice President	Jon D. Volkert Director and President

Each of the above-named persons is a full-time employee of Deere or us.

SELECTED FINANCIAL DATA

        The following are selected financial data of us and our consolidated subsidiaries. Results for the fiscal years 1998 through 2002 and as of the end of each such fiscal year are derived from our audited financial statements and the related notes. Our fiscal year ends on October 31. This summary should be read in conjunction with the detailed information and consolidated financial statements, including notes thereto, and management's discussion and analysis in the documents incorporated herein by reference. See "Where You Can Find More Information" in the accompanying prospectus.

	Year Ended October 31,
	2002	2001	2000	1999	1998
	(dollars in millions)
Income statement data:
Total revenue	$1,355.5	$1,215.7	$1,105.9	$958.9	$887.1
Interest expense	363.2	453.4	440.2	361.0	368.4
Total operating expenses	621.3	516.6	448.9	362.2	285.2
Income before income taxes	371.0	245.7	216.8	235.7	233.5
Net income	230.6	157.8	140.8	153.3	151.2
Balance sheet data (at end of year):
Total receivables — net(1)	$10,060.3	$10,305.4	$6,998.3	$5,892.6	$5,554.9
Equipment on operating leases — net	1,180.0	1,484.8	1,517.1	1,254.8	891.5
Total assets(1)	12,102.4	12,926.5	9,038.0	7,505.3	6,866.4
Short-term borrowings	4,272.1	6,523.5	4,742.7	3,526.4	3,417.2
Long-term borrowings	5,381.3	3,858.8	2,586.8	2,501.1	2,099.2
Stockholder's equity(2)	1,812.0	1,906.6	1,108.1	997.7	918.4
Ratio of earnings to fixed charges(3)	1.97	1.53	1.48	1.64	1.63

(1)
In October 2001, Deere Capital, Inc., a subsidiary of JDCC, purchased $2.2 billion of United States trade receivables from Deere and its subsidiaries. During fiscal 2002, a significant portion of newly originated United States trade receivables was purchased from Deere and its subsidiaries. In the fourth quarter of fiscal 2002, John Deere Finance S.A., a subsidiary of JDCC, purchased $190 million of European trade receivables from Deere and one of its subsidiaries.

(2)
During fiscal year 2001, Deere increased by $700 million its investment in John Deere Credit Company, which in turn increased its investment in JDCC by the same amount.

(3)
Earnings consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense under capitalized leases that is deemed to be representative of the interest factor and rental expense under operating leases. Under the terms of certain credit agreements, we are required to maintain our consolidated ratio of earnings before fixed charges to fixed charges at no less than 1.05 to 1 for each fiscal quarter.

USE OF PROCEEDS

        The net proceeds from the sale of the Notes and Debentures (approximately $1,491.4 million after expenses) will be used to reduce outstanding intercompany loans to us from Deere and its other subsidiaries, to give us the capacity to reduce our commercial paper borrowings and for other general corporate purposes. At December 31, 2002, we had outstanding $859.6 million of intercompany loans to us from Deere and its other subsidiaries. These loans bore interest at 1.85% per annum and were payable on demand. At that date, we also had outstanding $1,502 million of commercial paper. This commercial paper bore interest at discount rates ranging from 1.53% to 5.14% per annum and had a weighted average maturity of 28 days. We will continue to incur short- term debt, primarily by issuing commercial paper and by borrowing from Deere and its other subsidiaries.

CAPITALIZATION

        The following table sets forth our consolidated capitalization at October 31, 2002 on an historical basis, and as adjusted to give effect to our sale of the Notes and Debentures offered hereby. See "Use of Proceeds".

	At October 31, 2002
	Actual	As Adjusted
	(in millions)
Short-term debt
Commercial paper	$1,422.0	$1,422.0
Extendible commercial notes and other notes payable	37.5	37.5
Due to Deere & Company and its subsidiaries	654.0	654.0
Current maturities of long-term borrowings	2,158.6	2,158.6

Total short-term debt	$4,272.1	$4,272.1

Long-term debt (excluding current maturities)
Senior debt	$5,231.3	$5,231.3
Notes and Debentures offered hereby	—	1,500.0
Subordinated debt	150.0	150.0

Total long-term debt	5,381.3	6,881.3

Stockholder's equity
Common stock(1)	812.8	812.8
Retained earnings	1,043.9	1,043.9
Accumulated other comprehensive income (loss)	(44.7)	(44.7)

Total stockholder's equity	1,812.0	1,812.0

Total capitalization	$7,193.3	$8,693.3

(1)
All of JDCC's common stock is owned by John Deere Credit Company, a wholly owned finance holding subsidiary of Deere.

        Except as set forth herein or in the documents incorporated by reference herein, there has been no material change in our capitalization since October 31, 2002.

RECENT DEVELOPMENTS

        The short-term and long-term debt ratings assigned to JDCC's securities by Moody's Investors Service, Inc., Standard & Poor's and Fitch Ratings are investment grade ratings. On May 28, 2002, Standard & Poor's lowered our long-term rating to "A-" from "A", and the short-term rating to "A-2" from "A-1". At the same time, Standard & Poor's removed the ratings from CreditWatch, where they had been placed on March 11, 2002 and assigned a stable outlook. On May 24, 2002, Fitch Ratings affirmed our "A" senior long-term and "F1" short-term ratings while maintaining a negative rating outlook. On February 15, 2002, Moody's Investors Service lowered our long-term rating to "A3" from "A2", and the short-term rating to "Prime-2" from "Prime-1". Moody's assigned a stable outlook as part of this rating action. Lower credit ratings generally result in higher borrowing costs and reduced access to debt capital markets. On each of these dates, the relevant rating agency took similar action with respect to Deere's ratings.

DESCRIPTION OF THE NOTES AND DEBENTURES

        The Notes and Debentures will each constitute a separate series of senior debt issued under the Indenture dated as of March 15, 1997 (the "Senior Indenture") between us and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), Senior Trustee. Information about the Senior Indenture and the general terms and provisions of the Notes and Debentures is in the accompanying prospectus under "Description of Debt Securities".

        We may, without the consent of the relevant holders, issue additional debt securities having the same ranking and the same interest rate, maturity and other terms as the Notes or Debentures. Any such additional debt securities and the Notes or Debentures, as the case may be, will continue to constitute a single series under the Senior Indenture. No such additional debt securities may be issued if an Event of Default has occurred and is continuing with respect to the Notes or Debentures, as the case may be.

        In the accompanying prospectus, there is a section called "Description of Debt Securities—Defeasance". This section has provisions on the defeasance and covenant defeasance of securities issued under the Senior Indenture. These provisions will apply to the Notes and Debentures.

        The Notes and Debentures will be issued only in book-entry form as one or more global securities deposited with the Senior Trustee as custodian for, and registered in the name of the nominee of, The Depository Trust Company ("DTC"), as depositary, which, in the case of Notes or Debentures sold to investors outside the United States, will be for the accounts of Euroclear and Clearstream Luxembourg. Beneficial interests in book-entry Notes and Debentures will be shown on, and transfers of the Notes and Debentures will be made only through, records maintained by DTC and its participants. See "Book Entry, Delivery and Form" below and "Description of Debt Securities—Global Securities" in the accompanying prospectus.

        In a few special circumstances described in the accompanying prospectus under "Description of Debt Securities—Global Securities", a global security will be terminated and the interests in it will be exchanged for certificates in non-book-entry form (certificated securities). Pursuant to regulations of the Luxembourg Stock Exchange, we advise holders that payments of interest and principal on the certificated Notes and Debentures may be claimed from a paying agent for a period of two years. After that time, investors must claim payment directly from us.

Payment of Principal and Interest

        The Notes will mature on January 15, 2008 and the Debentures will mature on January 15, 2013.

        The Notes and Debentures will bear interest at the respective annual rates shown on the cover of this prospectus supplement and will accrue interest from January 10, 2003 or from the most recent date to which interest has been paid or provided for. Interest will be payable twice a year, on January 15 and July 15, beginning on July 15, 2003, to the person in whose name a Note or Debenture is registered at the close of business on the 15th day preceding the particular interest payment date. We will pay interest computed on the basis of a 360-day year of twelve 30-day months.

        We will pay interest on the Notes and Debentures on each interest payment date in immediately available funds. At maturity or any earlier redemption, we will pay the principal of (and, in the case of any earlier redemption, any accrued interest on) the Notes and Debentures in immediately available funds upon delivery of the Notes and Debentures to the Senior Trustee.

        If an interest payment date or the maturity or an earlier redemption date is not a "business day", we will pay interest or principal, as the case may be, on the next succeeding business day, but will not pay additional interest. The term "business day" means any day other than a Saturday or Sunday or a day on which applicable law authorizes or requires banking institutions in The City of New York to close.

Redemption

        The Notes and Debentures are not subject to redemption prior to maturity unless certain events occur involving United States taxation. If any of these special tax events does occur with respect to the Notes or Debentures, we may, at our option, redeem the Notes or Debentures, as the case may be, in whole but not in part, at a redemption price of 100% of their principal amount plus accrued and unpaid interest to the date of redemption. See "Redemption for Tax Reasons" below.

        The holders of the Notes and Debentures will not have the right to require us to redeem their Notes or Debentures before their scheduled maturity. We will not make any sinking fund payments.

Payment of Additional Amounts

        We will, subject to the exceptions and limitations set forth below, pay as additional interest on the Notes or Debentures, as the case may be, such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on the Notes or Debentures to a holder who is a non-United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority thereof or therein imposed by withholding with respect to the payment, will not be less than the amount provided in the Notes or Debentures to be then due and payable, provided, however, that the foregoing obligation to pay additional amounts will not apply:

  (1)
  to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, partner, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

  (a)
  being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

  (b)
  having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

  (c)
  being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the

      United States or a corporation that has accumulated earnings to avoid U.S. federal income tax;

    (d)
    being or having been a "10-percent shareholder" of ours as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended, or any successor provision; or

    (e)
    being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

  (2)
  to any holder that is not the sole beneficial owner of a Note or Debenture, as the case may be, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount, had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

  (3)
  to any tax, assessment or other governmental charge that is imposed or withheld by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States, or otherwise with respect to the status, of the holder or beneficial owner of such Note or Debenture, as the case may be (or any beneficiary, settlor, beneficial owner or member thereof), if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party, or by any official interpretation or ruling promulgated pursuant to any of the foregoing, as a precondition to exemption from such tax, assessment or other governmental charge;

  (4)
  to any tax, assessment or other governmental charge that is imposed, other than by withholding by us or a paying agent from the payment;

  (5)
  to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective after the payment becomes due or is duly provided for, whichever occurs later;

  (6)
  to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

  (7)
  to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Note or Debenture, if such payment can be made without such withholding by any other paying agent; or

  (8)
  in the case of any combination of items (1), (2), (3), (4), (5), (6) and (7).

        The Notes and Debentures are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading "Redemption for Tax Reasons", we will not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein due and owing with respect to the Notes or Debentures. In this regard, holders should be aware that the European Union is currently considering proposals for a new directive regarding the taxation of savings income as described below under "Certain European Union Tax Proposals". In the event that such European Union directive is adopted and a withholding tax were imposed thereunder, we will have no obligation to pay any additional amounts in respect of such tax or to indemnify a holder for such tax.

        As used under this heading "Payment of Additional Amounts" and under the headings "Redemption for Tax Reasons", "Certain United States Tax Documentation Requirements" and "United States Taxation", the terms "United States" and "U.S." mean the United States of America (including the states and the District of Columbia) and the term "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership (or any other entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), any estate, the income of which is subject to U.S. federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons, will also be United States persons. "Non-United States person" means a person who is not a United States person.

Redemption for Tax Reasons

        If:

  (a)
  as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendment to, an official position regarding the application or interpretation of these laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or will become obligated to pay additional amounts with respect to the Notes or Debentures as described herein under the heading "Payment of Additional Amounts" or

  (b)
  any act is taken by a taxing authority of the United States on or after the date of this prospectus supplement, whether or not such act is taken with respect to us or our affiliates, that results in a substantial probability that we will or may be required to pay such additional amounts, then we may, at our option, redeem, as a whole, but not in part, the Notes or Debentures, as the case may be, on not less than 30 nor more than 60 days' prior written notice, at a redemption price equal to 100% of their principal amount, together with interest accrued thereon to the date fixed for redemption, except that we will pay interest due on any interest payment date that occurs on or before a redemption date to the registered holders on the record date preceding that particular interest payment date. See "Notices" on page S-13.

        No redemption pursuant to (b) above may be made unless we have received a written opinion of independent counsel selected by us to the effect that an act taken by a taxing authority of the United States results in a substantial probability that we will or may be required to pay the additional amounts described herein under the heading "Payment of Additional Amounts" and we have delivered to the Senior Trustee a certificate, signed by a duly authorized officer, stating that based on such opinion we are entitled to redeem the Notes or Debentures, as the case may be, pursuant to their terms.

Book Entry, Delivery and Form

        The Notes and Debentures will be issued as one or more fully registered global securities which will be deposited with, or on behalf of, DTC, New York, New York and registered in the name of Cede & Co., DTC's nominee. We will not issue Notes or Debentures in certificated form except under certain limited circumstances described in the accompanying prospectus. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC (the "DTC participants"). Investors may elect to hold interests in the global securities through DTC (in the United States), Clearstream Banking, société anonyme ("Clearstream Luxembourg"), or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Reference is made to "Description of Debt Securities—Global Securities" in the accompanying prospectus.

        Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold these interests in customers' securities accounts in the depositaries' names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream Luxembourg, and JPMorgan Chase Bank acts as U.S. depositary for Euroclear (each, a "U.S. depositary"). Beneficial interests in the global securities will be held in denominations of $1,000 and integral multiples thereof. Except as set forth below or in the accompanying prospectus, the global securities may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        Clearstream Luxembourg has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations ("Clearstream participants") and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters in this offering or their affiliates. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant, either directly or indirectly.

        Distributions with respect to Notes and Debentures held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream Luxembourg.

        Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear participants") and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., as operator of the Euroclear System (the "Euroclear operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters in this offering or their affiliates.

Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law (the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of, or relationship with, persons holding through Euroclear participants.

        Distributions with respect to Notes and Debentures held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

        In the event certificated Notes or Debentures are issued in the limited circumstances described in the accompanying prospectus, the holders of certificated Notes or Debentures will be able to receive payments of principal and interest thereon at the office of the paying agent maintained in the Borough of Manhattan, and, if the Notes or Debentures, as the case may be, are listed on the Luxembourg Stock Exchange, at the offices of the paying agent in Luxembourg. Payment of principal of a certificated Note or Debenture may be made only against surrender of the relevant Note or Debenture to one of the paying agents. We have the option, however, of making payments of interest on certificated Notes or Debentures on an interest payment date by mailing checks to the address of the holder appearing in the security register maintained by the registrar.

        The paying agent in the Borough of Manhattan is currently the corporate trust office of JPMorgan Chase Bank, located at 450 West 33rd Street, New York, New York 10001. The paying agent and transfer agent in Luxembourg is J.P. Morgan Bank Luxembourg S.A., currently located at 5, Rue Plaetis, L-2338 Luxembourg, Grand Duche de Luxembourg. Any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "Notices" below. We may appoint a co-paying agent in another European jurisdiction.

        In the event certificated Notes or Debentures are issued, the holders will be able to transfer their Notes or Debentures, in whole or in part, by surrendering them for registration of transfer at the office of JPMorgan Chase Bank and, so long as the Notes or Debentures, as the case may be, are listed on the Luxembourg Stock Exchange, at the offices of the paying agent in Luxembourg, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to us and the securities registrar. A form of such instrument of transfer will be obtainable at the offices of JPMorgan Chase Bank and the Luxembourg paying agent. Upon surrender, we will execute, and the Senior Trustee will authenticate and deliver, new Notes or Debentures, as the case may be, to the designated transferee in the amount being transferred, and a new Note or Debenture for any amount not being transferred will be issued to the transferor. We will not charge any fee for the registration of transfer or exchange, except that we may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer. Any certificated Notes or Debentures will be issued in denominations of $1,000 and amounts that are multiples of $1,000.

Global Clearance and Settlement Procedures

        Initial settlement for the Notes and Debentures will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same Day Funds

Settlement System. Secondary market trading between Clearstream participants and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected within DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by its U.S. depositary; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Notes or Debentures at DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

        Because of time-zone differences, credits of Notes or Debentures received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. These credits, or any transactions in the Notes or Debentures settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received at Clearstream or Euroclear as a result of sales of Notes or Debentures by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement at DTC.

        Although DTC, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

Governing Law

        The Notes and Debentures will be governed by and construed in accordance with the laws of the State of New York.

Notices

        Notices to holders of the Notes and Debentures will be made by first-class mail, postage prepaid, to the addresses that appear on the security register maintained by the registrar. So long as the Notes or Debentures are listed on the Luxembourg Stock Exchange, notices with respect to that series will also be made by publication in an authorized newspaper in Luxembourg, which is expected to be the Luxemburger Wort. Any notice will be deemed to have been given on the date of publication or, if published more than once, on the date of the first publication.

CERTAIN EUROPEAN UNION TAX PROPOSALS

        The European Union issued another proposal for a new directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that a member state of the EU will be required to provide to the tax authorities of another member state details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other member state, subject to the right of certain member states to opt instead for a withholding system for a transitional period in relation to such payments. This new proposal is not in final form and it is not certain when or whether it will be implemented.

CERTAIN UNITED STATES TAX DOCUMENTATION REQUIREMENTS

        A beneficial owner of a Note or Debenture who is not a United States person (a "non-United States holder") will generally be subject to United States federal withholding tax of 30% on payments of interest on the Notes or Debentures unless one of the following steps is taken to obtain an exemption from or reduction of the tax:

        Exemption or reduced rate for non-United States holders, other than non-United States holders that conduct a trade or business in the United States to which interest on the Notes or Debentures is effectively connected (IRS Form W-8BEN).    A non-United States holder can obtain an exemption from the withholding tax by providing a properly completed IRS Form W-8BEN, provided that either (i) it is entitled to the benefits of an income tax treaty to which the United States is a party (which treaty exempts interest received by it from United States withholding tax) or (ii) it is not related to Deere or JDCC through stock ownership as described in clauses (x)(a) and (b) of Paragraph (i) under "United States Taxation—Non-United States Holders". In addition, a non-United States partnership holding a Note or Debenture will be required to provide an IRS Form W-8IMY and, unless it has entered into a withholding agreement with the IRS, to attach an appropriate certification obtained from each of its partners.

        Exemption for non-United States holders that conduct a trade or business in the United States to which interest on the Notes or Debentures is effectively connected (IRS Form W-8ECI).    A non-United States holder, including a non-United States corporation or bank with a United States branch, that conducts a trade or business in the United States to which interest income on a Note or Debenture is effectively connected, can obtain an exemption from the withholding tax by providing a properly completed IRS Form W-8ECI.

        United States federal income tax reporting procedure.    A non-United States holder of a Note or Debenture is required to submit the appropriate IRS Form under applicable procedures to the person through whom the owner directly holds the Note or Debenture. For example, if the beneficial owner is listed directly on the books of Euroclear or Clearstream Luxembourg as the holder of the Note or Debenture, the IRS Form must be provided to Euroclear or Clearstream Luxembourg, as the case may be. Each other person through whom a Note or Debenture is held must submit, on behalf of the beneficial owner, the IRS Form (or in certain cases a copy thereof) under applicable procedures to the person through whom it holds the Note or Debenture, until the IRS Form is received by the United States person who would otherwise be required to withhold United States federal income tax from interest on the Note or Debenture, as the case may be. For example, in the case of Notes or Debentures held through Euroclear or Clearstream Luxembourg, the IRS Form (or a copy thereof) must be received by the U.S. Depositary of such clearing agency. Applicable procedures include additional certification requirements, described in clause (x)(c)(B) of Paragraph (i) under "United States Taxation—Non-United States Holders", if a beneficial owner of the Note or Debenture, as the case may be, provides an IRS Form W-8BEN to a securities clearing organization, bank or other financial institution that holds the Note or Debenture on its behalf.

        Each non-United States holder of a Note or Debenture should be aware that if it does not properly provide the required IRS form, or if the IRS form (or, if permissible, a copy of the form) is not properly transmitted to and received by the United States person otherwise required to withhold United States federal income tax, interest on the Note or Debenture, as the case may be, may be subject to United States withholding tax at a 30% rate and the holder (including the beneficial owner) will not be entitled to any additional amounts from us described under the heading "Description of the Notes and Debentures—Payment of Additional Amounts" with respect to such tax. Such tax, however, may in certain circumstances be allowed as a refund or as a credit against such holder's United States federal income tax. The foregoing does not deal with all aspects of United States federal tax withholding that may be relevant to foreign holders of the Notes or Debentures.

UNITED STATES TAXATION

        The following discussion as to U.S. federal tax matters represents the opinion of Shearman & Sterling, special United States federal tax counsel to Deere and JDCC, and is based on the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect, or to different interpretations. Subject to the limitations stated herein, this is a discussion of the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes or Debentures, as the case may be, by beneficial owners of Notes or Debentures who purchased the Notes or Debentures in this offering at the initial offering price to the public.

        This summary is for general information only and does not address all aspects of United States federal taxation that may be relevant to holders of the Notes or Debentures in light of their particular circumstances, and it does not address any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Prospective holders are urged to consult their own tax advisors as to the particular tax consequences to them of acquiring, holding or disposing of the Notes or Debentures, as the case may be.

United States Holders

        The following summary is limited to beneficial owners of Notes or Debentures who are United States persons ("United States holders") and who will hold the Notes or Debentures as capital assets within the meaning of Section 1221 of the Code and does not deal with holders that may be subject to special tax rules (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, holders whose functional currency is not the United States dollar or holders who will hold the Notes or Debentures as a hedge against currency risks or as part of a straddle, synthetic security, conversion transaction or other integrated investment comprised of the Notes or Debentures, as the case may be, and one or more other investments).

        Interest.    Interest paid with respect to the Notes or Debentures will generally be taxable to a United States holder as ordinary income at the time accrued or received, in accordance with such United States holder's regular method of accounting for United States federal income tax purposes.

        Dispositions.    Upon the sale, exchange, redemption, retirement or other disposition of a Note or Debenture, as the case may be, by a United States holder thereof, such holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption, retirement or other disposition (except to the extent of accrued but unpaid interest, which will be taxable as such) and such holder's adjusted tax basis in the Note or Debenture. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if a United States holder has held the Note or Debenture, as the case may be, for more than one year.

Non-United States Holders

        Under United States federal income and estate tax law, and subject to the discussion of backup withholding below:

            (i)  payments of principal and interest on a Note or Debenture that is beneficially owned by a non-United States holder will not be subject to United States federal withholding tax; provided that, in the case of interest, (x) (a) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Deere or JDCC entitled to vote, (b) the holder is not a controlled foreign corporation that is related, directly or indirectly, to Deere or JDCC through stock ownership, and (c) either (A) the holder of the Note or Debenture, as the case may be, certifies on IRS Form W-8BEN to the person otherwise required to withhold United States federal income tax from such interest, under penalities of perjury, that it is not a United States person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and that holds the Note or Debenture, as the case may be, certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the holder and furnishes the payor with a copy thereof; (y) the holder is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the holder of the Note or Debenture, as the case may be, or such owner's agent provides an IRS Form W-8BEN claiming the exemption; or (z) the holder conducts a trade or business in the United States to which the interest is effectively connected and the holder or such owner's agent provides an IRS Form W-8ECI; provided that, in each such case, the relevant certification or IRS Form is delivered pursuant to applicable procedures and is properly transmitted to the person otherwise required to withhold United States federal income tax, and none of the persons receiving the relevant certification or IRS Form has actual knowledge that the certification or any statement on the IRS Form is false;

          (ii)  a non-United States holder will not be subject to United States federal income or withholding tax on any gain realized on the sale, exchange or redemption of a Note or Debenture unless the gain is effectively connected with the holder's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or redemption occurs and certain other conditions are met; and

          (iii)  a Note or Debenture owned by an individual who at the time of death is not a citizen or resident of the United States, as determined for United States estate tax purposes, will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Deere or JDCC, entitled to vote, and the income on the Note or Debenture, as the case may be, would not have been effectively connected with a U.S. trade or business of the individual.

        If a beneficial owner or holder of a Note or Debenture is a non-United States partnership, the non-United States partnership will be required to provide an IRS Form W-8IMY and, unless it has entered into a withholding agreement with the IRS, to attach an appropriate certification obtained from each of its partners.

        Interest on a Note or Debenture that is effectively connected with the conduct of a trade or business in the United States by a non-United States holder, although exempt from United States withholding tax, may be subject to United States income tax as if such interest were earned by a United States person, plus an additional branch profits tax if such holder is a foreign corporation.

Backup Withholding and Information Reporting

        In general, information reporting requirements will apply to certain payments of principal and interest made on a Note or Debenture, as the case may be, and the proceeds of the sale of a Note or Debenture, as the case may be, within the United States to non-corporate holders of the Notes or Debentures, and "backup withholding" at the applicable rate will apply to these payments if the holder fails to provide an accurate taxpayer identification number in the manner required or to report all interest and dividends required to be shown on its federal income tax returns.

        Information reporting on IRS Form 1099 and backup withholding will not apply to payments made by us on the Notes or Debentures, or by a paying agent to a non-United States person if, in the case of interest, the IRS Form described in clause (y) or (z) in Paragraph (i) under "Non-United States Holders" above has been provided under applicable procedures, or, in the case of interest or principal, the certification described in clause (x)(c) in Paragraph (i) under "Non-United States Holders" above and a certification that the beneficial owner satisfies certain other conditions, have been supplied under applicable procedures, provided that the payor does not have actual knowledge that the certifications are incorrect.

        Payments of the proceeds from the sale of a Note or Debenture made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting may apply if the broker is a United States person, a controlled foreign corporation for United States tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, a foreign partnership with specific connections to the United States, or, a United States branch of a foreign bank or foreign insurance company. Payments of the proceeds from the sale of a Note or Debenture to or through the United States office of a broker are subject to information reporting and backup withholding unless the holder or beneficial owner certifies that it is a non-United States person and that it satisfies certain other conditions or otherwise establishes an exemption from information reporting and backup withholding.

        Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder's United States federal income tax, provided the necessary information is timely furnished to the Internal Revenue Service.

        Interest on a Note or Debenture that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042-S, which must be filed with the Internal Revenue Service and furnished to such beneficial owner.

        THIS IS A DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF A NOTE OR DEBENTURE AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES OR DEBENTURES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

UNDERWRITING

        We and the Underwriters have entered into an underwriting agreement dated the date of this prospectus supplement relating to the offering and sale of the Notes and Debentures. In the underwriting agreement, we have agreed to sell to each Underwriter, and each Underwriter has agreed to purchase from us, the principal amount of Notes and Debentures that appears opposite its name in the table below. The obligations of the Underwriters under the underwriting agreement, including their agreement to purchase Notes and Debentures from us, are several and not joint. Those obligations are also subject to the satisfaction of certain conditions contained in the underwriting agreement. The Underwriters have agreed to purchase all of the Notes and Debentures if any of them are purchased.

Underwriter	Principal Amount of Notes	Principal Amount of Debentures
Banc of America Securities LLC	$238,000,000	$182,000,000
Credit Suisse First Boston Corporation	238,000,000	182,000,000
Deutsche Bank Securities Inc.	238,000,000	182,000,000
BNP Paribas Securities Corp.	11,000,000	8,400,000
J.P. Morgan Securities Inc.	11,000,000	8,400,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	11,000,000	8,400,000
Salomon Smith Barney Inc.	11,000,000	8,400,000
Banc One Capital Markets, Inc.	11,000,000	8,400,000
BNY Capital Markets, Inc.	11,000,000	8,400,000
RBC Dominion Securities Corporation	11,000,000	8,400,000
UBS Warburg LLC	11,000,000	8,400,000
Wachovia Securities, Inc.	11,000,000	8,400,000
Banco Bilbao Vizcaya Argentaria, S.A.	8,500,000	6,500,000
TD Securities (USA) Inc.	8,500,000	6,500,000
Tokyo-Mitsubishi International plc	8,500,000	6,500,000
U.S. Bancorp Piper Jaffray Inc.	8,500,000	6,500,000
Mellon Financial Markets, LLC	1,500,000	1,200,000
Mizuho International plc	1,500,000	1,200,000

Total	$850,000,000	$650,000,000

        The Underwriters have advised us that they propose to offer the Notes and Debentures to the public initially at the respective public offering prices appearing on the cover page of this prospectus supplement. The Underwriters may offer the Notes and Debentures to selected dealers at the public offering price minus a selling concession of up to 0.20% and 0.30% of the principal amount, respectively. In addition, the Underwriters may allow, and those selected dealers may reallow, a selling concession of up to 0.10% and 0.125%, respectively, of the principal amount of the Notes and Debentures to certain other dealers. After the initial public offering, the Underwriters may change the public offering price and any other selling terms.

        In the underwriting agreement, we have agreed that:

  •
  we will pay the printing, rating agency, trustee, legal, accounting, listing fee and other expenses related to this offering, which we estimate will be $500,000; and

  •
  we will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or contribute to payments that the Underwriters may be required to make in respect of those liabilities.

        The Notes and Debentures are new issues of securities, and there is currently no established trading market for the Notes or Debentures. We are applying for listing of the Notes and Debentures on the Luxembourg Stock Exchange in accordance with the rules thereof. The Underwriters have advised us that they intend to make a market in the Notes and Debentures, but they are not obligated to do so. The Underwriters may discontinue any market making in the Notes or Debentures at any time in their sole discretion. Accordingly, we cannot assure you that any trading market will develop for the Notes or Debentures, that, if one develops, it will be liquid, that you will be able to sell your Notes or Debentures at a particular time or at all, or that the prices that you receive if and when you sell will be favorable.

        In connection with the offering of the Notes and Debentures, the Underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions involve bids to purchase the Notes or Debentures in the open market for the purpose of pegging, fixing or maintaining the price of the Notes or Debentures. Syndicate covering transactions involve purchases of the Notes or Debentures in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Notes or Debentures to be higher than it would otherwise be in the absence of those transactions. If the Underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

        We and the Underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described in the preceding paragraph may have on the price of the Notes or Debentures. In addition, we and the Underwriters make no representation that the Underwriters will engage in those types of transactions or that those transactions, once commenced, will not be discontinued without notice.

        Each Underwriter has represented and agreed that (a) it has not offered or sold and, prior to the expiration of the period of six months from the closing date for the issue of the Notes and Debentures, will not offer or sell any Notes or Debentures to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom, within the meaning of the Public Offers of Securities Regulations 1995, (b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the "FSMA")) received by it in connection with the issue or sale of any Notes or Debentures in circumstances in which Section 21(1) of the FSMA does not apply to JDCC, and (c) it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes or Debentures in, from or otherwise involving the United Kingdom.

        Each Underwriter has acknowledged that offers and sales of the Notes or Debentures in Germany are subject to the restrictions provided in the German Securities Prospectus Act (Wertpapier-Verkaufsprospektgesetz) with respect to Euro-securities (Euro-Wertpapiere); in particular, the Notes or Debentures may not be offered in Germany by way of public promotion.

        Each Underwriter has represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in The Netherlands any Notes or Debentures other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) or otherwise in compliance with any other applicable laws or regulations of The Netherlands.

        Each of the Underwriters has agreed that it has not, directly or indirectly, offered or sold, and it will not, directly or indirectly, offer or sell, any Notes or Debentures in Japan or for the benefit of any resident of Japan (which term as used in this paragraph means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, regulations and guidelines of Japan.

        To the extent that any Underwriter that is not a U.S. registered broker-dealer intends to effect sales of the Notes or Debentures in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with applicable U.S. securities laws and regulations.

        Banc of America Securities LLC, Credit Suisse First Boston Corporation and Deutsche Bank Securities Inc. (the "Representatives") will make the Notes and Debentures available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between the Representatives and their customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from the Representatives based on transactions the Representatives conduct through the system. The Representatives will make the Notes and Debentures available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

        In the ordinary course of their respective businesses, the Underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates. They have received customary fees and commissions for these transactions. Antonio Madero B., a director of Deere, is a member of the International Advisory Council of J.P. Morgan Chase & Co., the parent of J.P. Morgan Securities Inc. JPMorgan Chase Bank, the Senior Trustee, Registrar and U.S. Paying Agent, and J.P. Morgan Bank Luxembourg S.A., the Luxembourg Paying Agent, are affiliates of J.P. Morgan Securities Inc. Thomas H. Patrick, a director of Deere, is an Executive Vice President and the Chief Financial Officer of Merrill Lynch & Co., Inc., which is an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated. This offering is being made in compliance with the requirements of Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the Notes and Debentures in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Notes or Debentures are made. Any resale of the Notes or Debentures in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Notes or Debentures.

Representations of Purchasers

        By purchasing Notes or Debentures in Canada and accepting a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the Notes or Debentures without the benefit of a prospectus qualified under those securities laws,

  •
  where required by law, the purchaser is purchasing as principal and not as agent, and

  •
  the purchaser has reviewed the text above under "Resale Restrictions".

Rights of Action-Ontario Purchasers Only

        Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement and the accompanying prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the Notes or Debentures, for rescission against us in the event that this prospectus supplement or the accompanying prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the Notes or Debentures. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the Notes or Debentures. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the Notes or Debentures were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the Notes or Debentures as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of Notes or Debentures should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Notes or Debentures, as the case may be, in their particular circumstances and about the eligibility of the Notes or Debentures for investment by the purchaser under relevant Canadian legislation.

Relationship with Affiliates of the Underwriters

        Affiliates of each of the Underwriters are parties to one or both of our long-term and short-term credit agreements (the "Credit Agreements"), under which an aggregate of $4.0 billion is available to us and Deere. The Credit Agreements are available for any purpose, but are used primarily to support commercial paper issued by Deere, us and certain of Deere's other subsidiaries and no amounts are presently outstanding thereunder. In addition, affiliates of certain of the Underwriters have extended Deere and us unsecured lines of credit, some of which have been drawn upon in the ordinary course of business. We and Deere are in compliance with the terms of the Credit Agreements and with the terms of the indebtedness owed by Deere and us to these affiliates. The decision of the Underwriters to distribute the Notes and Debentures was not influenced by their respective affiliates that are our lenders and those affiliates had no involvement in determining whether or when to distribute the Notes and Debentures in this offering or the terms of this offering. None of the Underwriters will receive any benefit from us for this offering other than the underwriting discounts and commissions paid by us.

LEGAL OPINIONS

        The validity of the Notes and Debentures will be passed upon for us by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022. Sidley Austin Brown & Wood LLP, 787 Seventh Avenue, New York, New York 10019 will act as counsel to the Underwriters.

GENERAL INFORMATION

        JDCC is applying to list the Notes and Debentures on the Luxembourg Stock Exchange. In connection with the listing application, our certificate of incorporation and by-laws and a legal notice relating to the issuance of the Notes and Debentures will be deposited prior to listing with Greffier en Chef du Tribunal d'Arrondissement de et à Luxembourg, where copies thereof may be obtained upon request. Copies of the above documents together with this prospectus supplement, the accompanying prospectus, the Senior Indenture and our current annual report, as well as all our future annual reports and quarterly reports, so long as any of the Notes or Debentures are outstanding, will be made available for inspection at the main office of Banque Generale du Luxembourg S.A. in Luxembourg. In addition, copies of this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in them and the annual reports and quarterly reports of JDCC may be obtained free of charge at such office.

        The financial statements incorporated in the accompanying prospectus by reference from JDCC's Annual Report on Form 10-K for the fiscal year ended October 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Deloitte & Touche's address is Two Prudential Plaza, 180 North Stetson Avenue, Chicago, Illinois 60601-6710.

        Other than as disclosed or contemplated herein, in the accompanying prospectus or in the documents incorporated in them by reference, there has been no material adverse change in our financial position since October 31, 2002.

        None of JDCC or any of its subsidiaries is involved in litigation, arbitration or administrative proceedings relating to claims or amounts that are material in the context of the offering and sale of the Notes and Debentures and JDCC is not aware of any such threatened litigation, arbitration or administrative proceedings.

        JDCC accepts responsibility for the information contained in this prospectus supplement and accompanying prospectus.

        Resolutions relating to the issue and sale of the Notes and Debentures were adopted by the Board of Directors of JDCC on February 25, 2002.

        The Notes and Debentures have been accepted for clearance through Euroclear and Clearstream Luxembourg with a common code of 016093033 for the Notes and 016093009 for the Debentures. The Notes have been assigned International Securities Identification Number (ISIN) US244217BJ35 for the Notes and US244217BK08 for the Debentures and CUSIP No. 244217 BJ  3 for the Notes and 244217 BK  0 for the Debentures.

John Deere Capital Corporation

By this prospectus, we offer up to
$3,395,850,000 of—

Debt Securities
Warrants to Purchase Debt Securities
Preferred Stock

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus is January 7, 2003.

WHERE YOU CAN FIND MORE INFORMATION

        John Deere Capital Corporation ("we" or "JDCC") files annual, quarterly and special reports and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Some of our debt securities are listed on the New York Stock Exchange and information about us also is available at this location.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the particular securities covered by a prospectus supplement has been completed. This prospectus is part of a registration statement filed with the SEC.

  •
  Annual Report on Form 10-K for the year ended October 31, 2002.

  •
  Current Report on Form 8-K dated November 19, 2002.

        You may obtain a copy of these filings at no cost by writing or telephoning us at the following address:

  John Deere Capital Corporation
  1 East First Street, Suite 600
  Reno, Nevada 89501
  Attn: Manager
  (775) 786-5527

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different or additional information. This prospectus is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus is current only as of its respective date.

JOHN DEERE CAPITAL CORPORATION

        We and our subsidiaries are principally engaged in providing and administering financing for retail purchases of new equipment manufactured by Deere & Company's agricultural, commercial and consumer, and construction and forestry equipment divisions and used equipment taken in trade for this equipment. We purchase retail installment sales and loan contracts (retail notes) from Deere & Company and its wholly-owned subsidiaries (collectively called John Deere). John Deere acquires these retail notes through John Deere retail dealers. We also purchase and finance a limited amount of non-Deere retail notes and we continue to service a small portfolio of recreational products and other retail notes. In addition, we lease John Deere equipment and a limited amount of non-Deere equipment to retail customers. We also finance and service revolving charge accounts, in most cases acquired from and offered through merchants in the agricultural, commercial and consumer, and construction and forestry markets. Further, we finance and service operating loans, in most cases acquired from and offered through farm input providers, and provide insured international export financing generally involving John Deere products. We also provide wholesale financing for inventories of John Deere engines and John Deere agricultural, commercial and consumer, and construction and forestry equipment owned by dealers of those products. In addition, we purchase and administer a significant portion of the trade receivables originated by John Deere, which are included in wholesale receivables.

        JDCC was incorporated under the laws of Delaware and commenced operations in 1958. At December 1, 2002, we had 1,479 full-time and part-time employees. JDCC is a wholly owned subsidiary of John Deere Credit Company, which in turn is a wholly owned subsidiary of Deere & Company.

Business of John Deere

        John Deere's operations are categorized into four major business segments:

        The agricultural equipment segment manufactures and distributes a full line of farm equipment and service parts—including tractors; combine, cotton and sugarcane harvesters; tillage, seeding and soil preparation machinery; sprayers; hay and forage equipment; materials handling equipment; and integrated agricultural management systems technology.

        The commercial and consumer equipment segment manufactures and distributes equipment and service parts for commercial and residential uses—including small tractors for lawn, garden, commercial and utility purposes; riding and walk-behind mowers; golf course equipment; utility vehicles; landscape and irrigation equipment; and other outdoor power products.

        The construction and forestry segment manufactures and distributes a broad range of machines and service parts used in construction, earthmoving, material handling and timber harvesting—including backhoe loaders; crawler dozers and loaders; four-wheel-drive loaders; excavators; motor graders; articulated dump trucks; landscape loaders; skid-steer loaders; log skidders, feller bunchers, loaders, forwarders, harvesters and related attachments.

        The equipment segments and the special technologies operations market their products and services primarily through independent retail dealer networks and major retail outlets.

        The credit operations segment includes the operations of JDCC, John Deere Credit Company, John Deere Credit Inc. (Canada), Banco John Deere, S.A. (Brazil) and John Deere Credit Oy (Finland), and primarily finances sales and leases by John Deere dealers of new and used agricultural, commercial and consumer, and construction and forestry equipment. In addition, it provides wholesale financing to dealers of the foregoing equipment, provides operating loans and finances retail revolving charge accounts.

USE OF PROCEEDS

        Except as may be described otherwise in a prospectus supplement, we will add the net proceeds from the sale of the securities under this prospectus to our general funds and will use them for working capital and other general corporate purposes, including, among other things, the purchase of receivables or other assets. The net proceeds may be applied initially to the reduction of short-term indebtedness.

PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the following securities in one or more offerings up to a total dollar amount of $3,395,850,000, or the equivalent thereof if any of the securities are denominated in a currency, currency unit or composite currency ("currency") other than the U.S. dollar:

  •
  unsecured debt securities ("debt securities"), which may be either senior (the "senior securities") or subordinated (the "subordinated securities");

  •
  warrants to purchase debt securities ("debt warrants"); or

  •
  shares of our preferred stock ("preferred stock").

The terms of the securities will be determined at the time of offering.

        We will refer to the debt securities, debt warrants and preferred stock, or any combination of those securities, proposed to be sold under this prospectus and the applicable prospectus supplement as the "offered securities". The offered securities, together with any debt securities and preferred stock issuable upon exercise of debt warrants or conversion or exchange of other offered securities, as applicable, will be referred to as the "securities".

PROSPECTUS SUPPLEMENT

        This prospectus provides you with a general description of the debt securities, warrants to purchase debt securities and preferred stock we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information".

        The prospectus supplement to be attached to the front of this prospectus will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of these securities.

        For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement.

DESCRIPTION OF DEBT SECURITIES

        We may issue debt securities in one or more distinct series. This section summarizes the material terms of the debt securities that are common to all series. Most of the financial terms and other specific material terms of any series of debt securities that we offer will be described in a prospectus supplement to be attached to the front of this prospectus. Furthermore, since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the prospectus supplement that contradicts different information below.

        As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an "indenture". An indenture is a contract between us and a financial institution acting as trustee on your behalf. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under "Events of Default—Remedies if an Event of Default Occurs". Second, the trustee performs certain administrative duties for us.

        Senior securities will be issued under an indenture dated as of March 15, 1997, as supplemented from time to time (the "senior indenture"), between us and JPMorgan Chase Bank (formerly The Chase Manhattan Bank), trustee (the "senior trustee"), and subordinated securities will be issued under an indenture dated as of March 15, 1997, as supplemented from time to time (the "subordinated indenture"), between us and Bank One Trust Company, National Association (as successor in interest to The First National Bank of Chicago), trustee (the "subordinated trustee").

        The term "trustee" refers to the senior trustee or the subordinated trustee, as appropriate. We will refer to the senior indenture and the subordinated indenture together as the "indentures" and each as an "indenture". The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended.

        Because this section is a summary, it does not describe every aspect of the debt securities and the indentures. We urge you to read the indenture that governs your debt securities because it, and not this description, defines your rights as a holder of debt securities. For example, in this section, we use capitalized words to signify terms that are specifically defined in the indentures. Some of the definitions are repeated in this prospectus, but for the rest you will need to read the indentures. We have filed the form of each indenture as an exhibit to a registration statement that we have filed with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain a copy of the indentures. Unless otherwise noted, whenever we refer to particular sections in this prospectus, the section numbers refer to both indentures.

General

        The debt securities will be our unsecured obligations. The senior securities will rank equally with all our other unsecured and unsubordinated indebtedness. The subordinated securities will be subordinated in right of payment to the prior payment in full of our Senior Indebtedness as described below under "Subordinated Indenture Provisions—Subordination".

        Each indenture provides that any debt securities proposed to be sold under this prospectus and the attached prospectus supplement ("offered debt securities") and any debt securities issuable upon the exercise of debt warrants or upon conversion or exchange of other offered securities ("underlying debt securities"), as well as other unsecured debt securities, may be issued under that indenture in one or more series. (Section 301)

        You should read the prospectus supplement for the material terms of the offered debt securities and any underlying debt securities, including the following:

    •
    The title of the debt securities and whether the debt securities will be senior securities or subordinated securities.

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    The total principal amount of the debt securities and any limit on the total principal amount of debt securities of the series.

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    If not the principal amount of the debt securities, the portion of the principal amount payable upon acceleration of the maturity of the debt securities or how this portion will be determined.

    •
    The date or dates, or how the date or dates will be determined or extended, when the principal of the debt securities will be payable.

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    The interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, or how the rate or rates will be determined, the date or dates from which any interest will accrue or how the date or dates will be determined, the interest payment dates, any record dates for these payments and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months.

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    Any optional redemption provisions.

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    Any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities.

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    The form in which we will issue the debt securities; whether we will have the option of issuing debt securities in "certificated" form; whether we will have the option of issuing certificated debt securities in bearer form if we issue the securities outside the United States to non-U.S. persons; any restrictions on the offer, sale or delivery of bearer securities and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa (if permitted by applicable laws and regulations).

    •
    If other than U.S. dollars, the currency or currencies in which the debt securities are denominated and/or payable.

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    Whether the amount of payments of principal, premium or interest, if any, on the debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined.

    •
    The place or places, if any, other than or in addition to The City of New York, of payment, transfer, conversion and/or exchange of the debt securities.

    •
    If other than denominations of $1,000 or any integral multiple in the case of registered securities issued in certificated form and $5,000 in the case of bearer securities, the denominations in which the offered debt securities will be issued.

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    The applicability of the provisions of Article Fourteen of the applicable indenture described under "defeasance" and any provisions in modification of, in addition to or in lieu of any of these provisions.

    •
    Whether and under what circumstances we will pay additional amounts, as contemplated by Section 1004 of the applicable indenture, in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option).

    •
    Any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events.

    •
    Any changes or additions to the Events of Default or covenants contained in the applicable indenture.

    •
    Whether the debt securities will be convertible into or exchangeable for any other securities and the applicable terms and conditions.

    •
    Any other material terms of the debt securities.

        For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.

        Neither indenture limits the amount of debt securities that may be issued thereunder from time to time. (Section 301) Debt securities issued under an indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the "indenture securities". Each indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See "Resignation of Trustee" below. At a time when two or more trustees are acting under either indenture, each with respect to only certain series, the term "indenture securities" means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under either indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under either indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

        The indentures do not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

        We refer you to the prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

        We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

Conversion and Exchange

        If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the prospectus supplement.

Issuance of Securities in Registered Form

        We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in "certificated" form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities in book-entry only form represented by global securities.

        We also will have the option of issuing debt securities in non-registered form as bearer securities if we issue the securities outside the United States to non-U.S. persons. (Section 201) In that case, the prospectus supplement will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series, and for receiving notices. The prospectus supplement will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. federal tax law requirements.

        Book-Entry Holders.    We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

        Under each indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in book-entry form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

        As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest through a participant. As long as the debt securities are represented by one or more global securities, investors will be indirect holders, and not holders, of the debt securities.

        Street Name Holders.    In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in "street name". Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution.

        For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

        Legal Holders.    Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in book-entry form.

        For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

        When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

        Special Considerations for Indirect Holders.    If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

  •
  how it handles securities payments and notices,

  •
  whether it imposes fees or charges,

  •
  how it would handle a request for the holders' consent, if ever required,

  •
  whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities,

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  how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests, and

  •
  if the debt securities are in book-entry form, how the depositary's rules and procedures will affect these matters.

Global Securities

        What Is a Global Security?    As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

        Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all debt securities issued in book-entry form.

        A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under "Special Situations when a Global Security Will Be Terminated". As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

        Special Considerations for Global Securities.    As an indirect holder, an investor's rights relating to a global security will be governed by the account rules of the investor's financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

        If debt securities are issued only in the form of a global security, an investor should be aware of the following:

  •
  An investor cannot cause the debt securities to be registered in his or her name, and cannot obtain certificates for his or her interest in the debt securities, except in the special situations we describe below.

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  An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under "Issuance of Securities in Registered Form" above.

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  An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

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  An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

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  The depositary's policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor's interest in a global security. We and the trustee have no responsibility for any aspect of the depositary's actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

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  If we redeem less than all the debt securities of a particular series being redeemed, DTC's practice is to determine by lot the amount to be redeemed from each of its participants holding that series.

  •
  An investor is required to give notice of exercise of any option to elect repayment of its debt securities, through its participant, to the applicable trustee and to deliver the related debt securities by causing its participant to transfer its interest in those debt securities, on DTC's records, to the applicable trustee.

  •
  DTC requires that those who purchase and sell interests in a global security deposited in its book-entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

  •
  Financial institutions that participate in the depositary's book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

        Special Situations when a Global Security Will Be Terminated.    In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-book-entry form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors under "Holders of Registered Debt Securities" above.

        The special situations for termination of a global security are as follows:

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  if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security, and we do not appoint another institution to act as depositary within 60 days,

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  if we notify the trustee that we wish to terminate that global security, or

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  if an event of default has occurred with regard to the debt securities represented by that global security and has not been cured or waived; we discuss defaults later under "Events of Default".

        The prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Payment and Paying Agents

        We will pay interest to the person listed in the applicable trustee's records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two weeks in advance of the interest due date, is called the "record date". Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called "accrued interest".

        Payments on Global Securities.    We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder's right to those payments will be governed by the rules and practices of the depositary and its participants, as described under "What Is a Global Security?".

        Payments on Certificated Securities.    We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee's records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, NY and/or at other offices that may be specified in the prospectus supplement or in a notice to holders, against surrender of the debt security.

        Alternatively, if the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City, on the due date. To request payment by wire, the holder must give the applicable trustee or other paying agent appropriate transfer instructions at least 15 business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

        Payment When Offices Are Closed.    If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indentures as if they were made on the original due date, except as otherwise indicated in the attached prospectus supplement. Such payment will not result in a default under any debt security or either indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day. (Section 112)

        Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Events of Default

        You will have rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

        What Is an Event of Default?    The term "Event of Default" in respect of the debt securities of your series means any of the following:

  •
  We do not pay the principal of, or any premium on, a debt security of the series on its due date.

  •
  We do not pay interest on a debt security of the series within 30 days of its due date.

  •
  We do not deposit any sinking fund payment in respect of debt securities of the series on its due date.

  •
  We remain in breach of a covenant in respect of debt securities of the series for 60 days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of debt securities of the series.

  •
  We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

  •
  Any other Event of Default in respect of debt securities of the series described in the prospectus supplement occurs. (Section 501)

        An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium or interest, if it considers the withholding of notice to be in the best interests of the holders. (Section 601)

        Remedies if an Event of Default Occurs.    If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the debt securities of the affected series. (Section 502)

        Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an "indemnity"). (Section 602 and Section 315 of the Trust Indenture Act of 1939) If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. (Section 512) No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default. (Section 511)

        Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

  •
  You must give your trustee written notice that an Event of Default has occurred and remains uncured.

  •
  The holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

  •
  The trustee must not have taken action for 60 days after receipt of the above notice and offer of indemnity.

  •
  The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during that 60-day period. (Section 507)

        However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date. (Section 508)

        Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than

  •
  the payment of principal, any premium or interest or

  •
  in respect of a covenant that cannot be modified or amended without the consent of each holder. (Section 513)

        Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration.

        Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default. (Section 1005)

Merger or Consolidation

        Under the terms of the indentures, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. (Section 801) However, we may not take any of these actions unless all the following conditions are met:

  •
  Where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for our obligations under the debt securities. (Section 801)

  •
  The merger or sale of assets must not cause a default on the debt securities and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no-default test, a default would include an Event of Default that has occurred and has not been cured, as described under "What Is an Event of Default?" above. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded. (Section 801)

  •
  Under the senior indenture, no merger or sale of assets may be made if as a result any of our property or assets or any property or assets of one of our Subsidiaries would become subject to any mortgage, lien or other encumbrance unless either (i) the mortgage, lien or other encumbrance could be created pursuant to the limitation on liens covenant in the senior indenture (see "Senior Indenture Provisions—Limitation on Liens" below) without equally and ratably securing the senior indenture securities or (ii) the senior indenture securities are secured equally and ratably with or prior to the debt secured by the mortgage, lien or other encumbrance. (Section 801 of the senior indenture)

  •
  We must deliver certain certificates and documents to the trustee. (Section 801)

  •
  We must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

Modification or Waiver

        There are three types of changes we can make to either indenture and the debt securities issued thereunder.

        Changes Requiring Your Approval.    First, there are changes that we cannot make to your debt securities without your specific approval. (Section 902) Following is a list of those types of changes:

  •
  change the stated maturity of the principal of or interest on a debt security;

  •
  reduce any amounts due on a debt security;

  •
  reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

  •
  adversely affect any right of repayment at the holder's option;

  •
  change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on a debt security;

  •
  impair your right to sue for payment;

  •
  adversely affect any right to convert or exchange a debt security in accordance with its terms;

  •
  modify the subordination provisions in the subordinated indenture in a manner that is adverse to holders of the subordinated securities;

  •
  reduce the percentage of holders of debt securities whose consent is needed to modify or amend the applicable indenture;

  •
  reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the applicable indenture or to waive certain defaults;

  •
  modify any other aspect of the provisions of either indenture dealing with supplemental indentures (Section 902), modification and waiver of past defaults (Section 513), changes to the quorum or voting requirements (Section 1504) or the waiver of certain covenants (Section 1007 of the senior indenture and Section 1006 of the subordinated indenture); and

  •
  change any obligation we have to pay additional amounts.

        Changes Not Requiring Approval.    The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under either indenture after the change takes effect. (Section 901)

        Changes Requiring Majority Approval.    Any other change to either indenture and the debt securities would require the following approval:

  •
  If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series.

  •
  If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

        The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. (Section 1007 of the senior indenture and Section 1006 of the subordinated indenture) However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under "—Changes Requiring Your Approval".

        Further Details Concerning Voting.    When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:

  •
  For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default.

  •
  For debt securities whose principal amount is not known (for example, because it is based on an index), we will use a special rule for that debt security described in the prospectus supplement.

  •
  For debt securities denominated in one or more foreign currencies, we will use the U.S. dollar equivalent.

        Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under "Defeasance—Full Defeasance".

        We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indentures. If we set a record date for a vote or other action to be taken by holders of one or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven months following the record date. (Section 104)

        Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the applicable indenture or the debt securities or request a waiver.

Defeasance

        The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

        Covenant Defeasance.    Under current United States federal tax law, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called "covenant defeasance". In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If you hold subordinated securities, you also would be released from the subordination provisions described under "Subordinated Indenture Provisions—Subordination" below. In order to achieve covenant defeasance, we must do the following:

  •
  If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

  •
  We must deliver to the trustee a legal opinion of our counsel confirming that, under current United States federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

  •
  We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act of 1940, as amended, and a legal opinion and officers' certificate stating that all conditions precedent to covenant defeasance have been complied with. (Section 1404)

        If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

        Full Defeasance.    If there is a change in United States federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called "full defeasance") if we put in place the following other arrangements for you to be repaid:

  •
  If the debt securities of the particular series are denominated in U.S. dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and United States government or United States government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

  •
  We must deliver to the trustee a legal opinion confirming that there has been a change in current United States federal tax law or an Internal Revenue Service ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. (Section 1404) Under current United States federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

  •
  We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act of 1940, as amended, and a legal opinion and officers' certificate stating that all conditions precedent to defeasance have been complied with. (Section 1404)

        If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If you hold subordinated securities, you would also be released from the subordination provisions described later under "Subordinated Indenture Provisions— Subordination".

Form, Exchange and Transfer of Certificated Registered Securities

        If registered debt securities cease to be issued in book-entry form, they will be issued:

  •
  only in fully registered certificated form,

  •
  without interest coupons, and

  •
  unless we indicate otherwise in the prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000. (Section 302)

        Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. (Section 305)

        Holders may exchange or transfer their certificated securities at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves. (Section 305)

        Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder's proof of legal ownership. (Section 305)

        If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

        If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed. (Section 305)

        If a registered debt security is issued in book-entry form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of Trustee

        Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series. (Section 608) In the event that two or more persons are acting as trustee with respect to different series of indenture securities under one of the indentures, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee. (Section 609)

Senior Indenture Provisions—Limitation on Liens

        We covenant in the senior indenture that neither we nor any of our subsidiaries will pledge or subject to any lien any of our or their property or assets unless the indenture securities issued under that indenture are secured by this pledge or lien equally and ratably with other indebtedness thereby secured. There are excluded from this covenant liens created to secure obligations for the purchase price of physical property, liens of a Subsidiary securing indebtedness owed to us, liens existing on property acquired upon exercise of rights arising out of defaults on receivables acquired in the ordinary course of business, sales of receivables accounted for as secured indebtedness in accordance with generally accepted accounting principles, certain liens not related to the borrowing of money and other liens not securing borrowed money aggregating less than $500,000. (Section 1006 of the senior indenture)

Subordinated Indenture Provisions—Subordination

        Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on the subordinated securities is to be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all Senior Indebtedness

(Section 1601 and 1602 of the subordinated indenture), but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on the subordinated securities will not otherwise be affected. (Section 1604 of the subordinated indenture) In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on the subordinated securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Senior Indebtedness has been made or duly provided for in money or money's worth. (Section 1603 of the subordinated indenture)

        In the event that, notwithstanding the foregoing, any payment by us is received by the subordinated trustee or the holders of any of the subordinated securities before all Senior Indebtedness is paid in full, the payment or distribution must be paid over to the holders of the Senior Indebtedness or on their behalf for application to the payment of all the Senior Indebtedness remaining unpaid until all the Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness upon this distribution by us, the holders of the subordinated securities will be subrogated to the rights of the holders of the Senior Indebtedness to the extent of payments made to the holders of the Senior Indebtedness out of the distributive share of the subordinated securities. (Section 1602 of the subordinated indenture)

        By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of the subordinated securities. The subordinated indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the subordinated indenture. (Section 1402 of the subordinated indenture)

        Senior Indebtedness is defined in the subordinated indenture as the principal of (and premium, if any) and unpaid interest on:

  •
  our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed (other than the indenture securities issued under the subordinated indenture and our 8 5/8% Subordinated Debentures due 2019), unless in the instrument creating or evidencing the same or under which the same is outstanding it is provided that this indebtedness is not senior or prior in right of payment to the subordinated securities, and

  •
  renewals, extensions, modifications and refundings of any of this indebtedness. (Section 101 of the subordinated indenture)

        If this prospectus is being delivered in connection with the offering of a series of subordinated securities, the accompanying prospectus supplement will set forth the approximate amount of our Senior Indebtedness outstanding as of a recent date.

The Trustees under the Indentures

        JPMorgan Chase Bank and Bank One N.A., an affiliate of Bank One Trust Company, National Association, are two of a number of banks with which we and Deere & Company maintain ordinary banking relationships and from which we and Deere & Company have obtained credit facilities and lines of credit. JPMorgan Chase Bank also serves as trustee under other indentures under which we or Deere & Company are the obligor. Antonio Madero B., a director of Deere & Company, is a member of the International Advisory Council of J.P. Morgan Chase & Co., the parent of JPMorgan Chase Bank.

Certain Considerations Relating to Foreign Currencies

        Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

DESCRIPTION OF DEBT WARRANTS

        We may issue (either separately or together with other offered securities) debt warrants to purchase underlying debt securities issued by us ("offered debt warrants"). We will issue the debt warrants under warrant agreements (each a "debt warrant agreement") to be entered into between us and a bank or trust company, as warrant agent (the "debt warrant agent"), identified in the prospectus supplement.

        Because this section is a summary, it does not describe every aspect of the debt warrants and the debt warrant agreement. We urge you to read the debt warrant agreement because it, and not this description, defines your rights as a holder of debt warrants. We have filed the form of debt warrant agreement as an exhibit to the registration statement that we have filed with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain a copy of the debt warrant agreement.

General

        You should read the prospectus supplement for the material terms of the offered debt warrants, including the following:

  •
  The title and aggregate number of the debt warrants.

  •
  The title, rank, aggregate principal amount and terms of the underlying debt securities purchasable upon exercise of the debt warrants.

  •
  The principal amount of underlying debt securities that may be purchased upon exercise of each debt warrant, and the price or the manner of determining the price at which this principal amount may be purchased upon exercise.

  •
  The time or times at which, or the period or periods during which, the debt warrants may be exercised and the expiration date of the debt warrants.

  •
  Any optional redemption terms.

  •
  Whether certificates evidencing the debt warrants will be issued in registered or bearer form and, if registered, where they may be transferred and exchanged.

  •
  Whether the debt warrants are to be issued with any debt securities or any other securities and, if so, the amount and terms of these debt securities or other securities.

  •
  The date, if any, on and after which the debt warrants and these debt securities or other securities will be separately transferable.

  •
  Any other material terms of the debt warrants.

        The prospectus supplement will also contain a discussion of the United States federal income tax considerations relevant to the offering.

        Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. No service charge will be imposed for any permitted transfer or exchange of debt warrant certificates, but we may require payment of any tax or other governmental charge payable in connection therewith. Debt warrants may be exercised and exchanged and debt warrants in registered form may be presented for registration of transfer at the corporate trust office of the debt warrant agent or any other office indicated in the prospectus supplement.

Exercise of Debt Warrants

        Each offered debt warrant will entitle the holder thereof to purchase the amount of underlying debt securities at the exercise price set forth in, or calculable from, the prospectus supplement relating to the offered debt warrants. After the close of business on the expiration date, unexercised debt warrants will be void.

        Debt warrants may be exercised by payment to the debt warrant agent of the applicable exercise price and by delivery to the debt warrant agent of the related debt warrant certificate, properly completed. Debt warrants will be deemed to have been exercised upon receipt of the exercise price and the debt warrant certificate or certificates. Upon receipt of this payment and the properly completed debt warrant certificates, we will, as soon as practicable, deliver the amount of underlying debt securities purchased upon exercise.

        If fewer than all of the debt warrants represented by any debt warrant certificate are exercised, a new debt warrant certificate will be issued for the unexercised debt warrants. The holder of a debt warrant will be required to pay any tax or other governmental charge that may be imposed in connection with any transfer involved in the issuance of underlying debt securities purchased upon exercise.

Modifications

        There are three types of changes we can make to a debt warrant agreement and the debt warrants issued thereunder.

        Changes Requiring Your Approval.    First, there are changes that cannot be made to your debt warrants without your specific approval. Those types of changes include modifications and amendments that:

  •
  accelerate the expiration date;

  •
  reduce the number of outstanding debt warrants, the consent of the holders of which is required for a modification or amendment; or

  •
  otherwise materially and adversely affect the rights of the holders of the debt warrants.

        Changes Not Requiring Approval.    The second type of change does not require any vote by holders of the debt warrants. This type of change is limited to clarifications and other changes that would not materially adversely affect the interests of holders of the debt warrants.

        Changes Requiring a Majority Vote.    Any other change to the debt warrant agreement and the debt warrants requires a vote in favor by holders of a majority in number of the then outstanding unexercised debt warrants affected thereby. Most changes fall into this category.

No Rights as Holders of Underlying Debt Securities

        Before the warrants are exercised, holders of the debt warrants are not entitled to payments of principal, premium or interest, if any, on the related underlying debt securities or to exercise any rights whatsoever as holders of the underlying debt securities.

DESCRIPTION OF PREFERRED STOCK

        Under our certificate of incorporation (the "certificate of incorporation"), we are authorized to adopt resolutions providing for the issuance, in one or more series, of up to 10,000 shares of preferred stock, $1.00 par value, with the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof adopted by our Board of Directors or a duly authorized committee thereof.

        Because this section is a summary, it does not describe every aspect of our preferred stock. We urge you to read our certificate of incorporation and the certificate of designations creating your preferred stock because they, and not this description, define your rights as a holder of preferred stock. We have filed our certificate of incorporation and will file the certificate of designations with the SEC. See "Where You Can Find More Information" on page 2 for information on how to obtain copies of these documents.

        The specific material terms of any preferred stock proposed to be sold under this prospectus and an attached prospectus supplement will be described in the prospectus supplement. If so indicated in the prospectus supplement, the terms of the offered preferred stock may differ from the terms set forth below.

General

        Unless otherwise specified in the prospectus supplement relating to the offered preferred stock, each series of preferred stock will rank on a parity as to dividends and distribution of assets upon liquidation and in all other respects with all other series of preferred stock. The preferred stock will, when issued, be fully paid and nonassessable and holders thereof will have no preemptive rights.

        You should read the prospectus supplement for the material terms of the preferred stock offered thereby, including the following:

  •
  The title and stated value of the preferred stock.

  •
  The number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock.

  •
  The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to the preferred stock.

  •
  The date from which dividends on the preferred stock will accumulate, if applicable.

  •
  The liquidation rights of the preferred stock.

  •
  The procedures for any auction and remarketing, if any, of the preferred stock.

  •
  The sinking fund provisions, if applicable, for the preferred stock.

  •
  The redemption provisions, if applicable, for the preferred stock.

  •
  Whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period (or the method of determining the same).

  •
  Whether the preferred stock will have voting rights and the terms thereof, if any.

  •
  Whether the preferred stock will be listed on any securities exchange.

  •
  Whether the preferred stock will be issued with any other securities and, if so, the amount and terms of these other securities.

  •
  Any other specific material terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

        Subject to our certificate of incorporation and to any limitations contained in our outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, as our Board of Directors or any duly authorized committee thereof may determine, all without further action of our stockholders, including holders of our then outstanding preferred stock.

        If applicable, the prospectus supplement will also contain a discussion of the material United States federal income tax considerations relevant to the offering.

Dividends

        Holders of preferred stock will be entitled to receive cash dividends, when, as and if declared by our Board of Directors, out of our assets legally available for payment, at the rate and on the dates set forth in the prospectus supplement. Each dividend will be payable to holders of record as they appear on our stock books on the record date fixed by our Board of Directors. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement.

        We may not:

  •
  declare or pay dividends (except in our stock that is junior as to dividends and liquidation rights to the preferred stock ("junior stock")) or make any other distributions on junior stock, or

  •
  purchase, redeem or otherwise acquire junior stock or set aside funds for that purpose (except in a reclassification or exchange of junior stock through the issuance of other junior stock or with the proceeds of a reasonably contemporaneous sale of junior stock), if there are arrearages in dividends or failure in the payment of our sinking fund or redemption obligations on any of our preferred stock and, in the case of the first bullet point above, if dividends in full for the current quarterly dividend period have not been paid or declared on any of our preferred stock.

        Dividends in full may not be declared or paid or set apart for payment on any series of preferred stock unless:

  •
  there are no arrearages in dividends for any past dividend periods on any series of preferred stock, and

  •
  to the extent that the dividends are cumulative, dividends in full for the current dividend period have been declared or paid on all preferred stock.

Any dividends declared or paid when dividends are not so declared, paid or set apart in full will be shared ratably by the holders of all series of preferred stock in proportion to the respective arrearages and undeclared and unpaid current cumulative dividends. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments that may be in arrears.

Conversion and Exchange

        If the preferred stock will be convertible into or exchangeable for common stock or other securities, the prospectus supplement will set forth the terms and conditions of that conversion or exchange, including the conversion price or exchange ratio (or the method of calculating the same), the conversion or exchange period (or the method of determining the same), whether conversion or exchange will be mandatory or at the option of the holder or us, the events requiring an adjustment of the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of that preferred stock. These terms may also include provisions under which the number of shares of common stock or the number or amount of other securities to be received by the holders of that preferred stock upon conversion or exchange would be calculated according to the market price of the common stock or those other securities as of a time stated in the prospectus supplement.

Liquidation Rights

        In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each series of the preferred stock will be entitled to receive out of our assets that are available for distribution to stockholders, before any distribution of assets is made to holders of any junior stock, liquidating distributions in the amount set forth in the applicable prospectus supplement plus all accrued and unpaid dividends. If, upon our voluntary or involuntary liquidation, dissolution or winding up, the amounts payable with respect to the preferred stock are not paid in full, the holders of preferred stock of each series will share ratably in the distribution of our assets in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of the preferred stock will not be entitled to any further participation in any distribution of our assets. Our consolidation or merger with or into any other corporation or corporations or a sale of all or substantially all of our assets will not be deemed to be a liquidation, dissolution or winding up of us for purposes of these provisions.

Redemption

        If so provided in the prospectus supplement, the offered preferred stock may be redeemable in whole or in part at our option at the times and at the redemption prices set forth therein.

        If dividends on any series of preferred stock are in arrears or we have failed to fulfill our sinking fund or redemption obligations with respect to any series of preferred stock, we may not purchase or redeem shares of preferred stock or any other capital stock ranking on a parity with or junior to the preferred stock as to dividends or upon liquidation, nor permit any subsidiary to do so, without in either case the consent of the holders of at least two-thirds of each series of preferred stock then outstanding; provided, however, that:

  •
  to meet our purchase, retirement or sinking fund obligations with respect to any series of preferred stock, we may use shares of that preferred stock acquired prior to the arrearages or failure of payment and then held as treasury stock, and

  •
  we may complete the purchase or redemption of shares of preferred stock for which a contract was entered into for any purchase, retirement or sinking fund purposes prior to the arrearages or failure of payment.

Voting Rights

        Except as indicated below or in the prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock will not be entitled to vote. As used herein, the term "applicable preferred stock" means those series of preferred stock to which the provisions described herein are expressly made applicable by resolutions of our Board of Directors.

        If the equivalent of six quarterly dividends payable on any shares of any series of applicable preferred stock are in default (whether or not the dividends have been declared or the defaulted dividends are consecutive), the number of our directors will be increased by two and the holders of all outstanding series of applicable preferred stock, voting as a single class without regard to series, will be entitled to elect the two additional directors until four consecutive quarterly dividends are paid or declared and set apart for payment, if the shares are cumulative, or until all arrearages in dividends and dividends in full for the current quarterly period are paid or declared and set apart for payment, if the shares are non-cumulative, whereupon all voting rights described herein will be divested from the applicable preferred stock. The holders of applicable preferred stock may exercise their special class voting rights at meetings of the stockholders for the election of directors or at special meetings for the purpose of electing directors, in either case at which the holders of not less than one-third of the aggregate number of shares of applicable preferred stock are present in person or by proxy.

        The affirmative vote of the holders of at least two-thirds of the outstanding shares of any series of preferred stock will be required:

  •
  for any amendment of our certificate of incorporation (or the related certificate of designations) that will adversely affect the powers, preferences or rights of the holders of the preferred stock of that series, or

  •
  to create any class of stock (or increase the authorized number of shares of any class of stock) that will have preference as to dividends or upon liquidation over the preferred stock of that series or create any stock or other security convertible into or exchangeable for or evidencing the right to purchase any stock of that class.

        In addition, the affirmative vote of the holders of a majority of all the then outstanding shares of our preferred stock will be required to increase the authorized amount of our preferred stock.

PLAN OF DISTRIBUTION

        We may sell the offered securities:

  •
  through agents;

  •
  to or through underwriters; or

  •
  directly to other purchasers.

        Any underwriters or agents will be identified and their compensation described in the applicable prospectus supplement.

        We (directly or through agents) may sell, and the underwriters may resell, the offered securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

        In connection with the sale of offered securities, the underwriters or agents may receive compensation from us or from purchasers of the offered securities for whom they may act as agents. The underwriters may sell offered securities to or through dealers, who may also receive compensation from purchasers of the offered securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Act.

        We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Act, or contribute to payments they may be required to make in respect of such liabilities.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

        If so indicated in the prospectus supplement relating to a particular series or issue of offered securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the offered securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

LEGAL OPINIONS

        The validity of the securities will be passed upon for us by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, and for any underwriters, dealers or agents by Sidley Austin Brown & Wood LLP, 787 Seventh Avenue, New York, New York 10019.

EXPERTS

        The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PRINCIPAL OFFICE OF

John Deere Capital Corporation

1 East First Street, Suite 600
Reno, Nevada 89501

SENIOR TRUSTEE, REGISTRAR AND U.S. PAYING AGENT

JPMorgan Chase Bank

450 West 33rd Street
New York, New York 10001

LUXEMBOURG PAYING AGENT

J.P. Morgan Bank
Luxembourg S.A.

5, Rue Plaetis
L-2338 Luxembourg
Grand Duche de Luxembourg

LEGAL ADVISORS TO JOHN DEERE CAPITAL CORPORATION	LEGAL ADVISORS TO THE UNDERWRITERS
Shearman & Sterling	Sidley Austin Brown & Wood LLP
599 Lexington Avenue	787 Seventh Avenue
New York, New York 10022	New York, New York 10019

AUDITORS OF JOHN DEERE
CAPITAL CORPORATION

Deloitte & Touche LLP

Two Prudential Plaza
180 North Stetson Avenue
Chicago, Illinois 60601-6710

LISTING AGENT

Banque Générale du Luxembourg S.A.

50, Avenue JF Kennedy
L-2951 Luxembourg
Grande Duche de Luxembourg

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INCORPORATION BY REFERENCE
DIRECTORS AND PRINCIPAL EXECUTIVE OFFICERS OF JDCC
SELECTED FINANCIAL DATA
USE OF PROCEEDS
CAPITALIZATION
CERTAIN EUROPEAN UNION TAX PROPOSALS
CERTAIN UNITED STATES TAX DOCUMENTATION REQUIREMENTS
UNITED STATES TAXATION
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
LEGAL OPINIONS
GENERAL INFORMATION
WHERE YOU CAN FIND MORE INFORMATION
JOHN DEERE CAPITAL CORPORATION
USE OF PROCEEDS
PROSPECTUS
PROSPECTUS SUPPLEMENT
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF DEBT WARRANTS
DESCRIPTION OF PREFERRED STOCK
PLAN OF DISTRIBUTION
LEGAL OPINIONS
EXPERTS